America First Funds

Distribution Agreement

Schedule A

Portfolios and Fee Schedule

Amendment 1 – [                    ], 2010

This Amendment will serve to update the portfolios covered by the America First Funds Distribution Agreement dated August 20, 2007. All other terms of the agreement remain unchanged.

Portfolios covered by the Distribution Agreement on Schedule A:

America First Quantitative Strategies Fund

America First Absolute Return Fund

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the day and year first above written.

Catalyst Funds

By:

Jerry J. Szilagyi, Trustee

America First Capital Management, LLC

By:

Rick Gonsalves, President

Matrix Capital Group

By:

Christopher F. Anci, President